CERTIFICATE OF AMENDMENT OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

COMBINATORX, INCORPORATED

     CombinatoRx, Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

     1. The name of the Corporation is CombinatoRx, Incorporated. The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 28, 2000.

2. This Certificate of Amendment amends certain provisions of the Corporation’s Sixth Amended and

Restated Certificate of Incorporation, as amended, and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation.

     3. That upon the effectiveness of this Certificate of Amendment, Article I of the Corporation’s Sixth Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety such that, as amended, said paragraph shall read in its entirety as follows:

“The name of this corporation is Zalicus Inc.”

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 8th day of September, 2010.

COMBINATORX, INCORPORATED

By: /s/Mark H. N. Corrigan Name: Mark H.N. Corrigan Title: Chief Executive Officer